EXHIBIT 99.2

VOTING SHAREHOLDER OF EZCORP ANNOUNCES NEW LEADERSHIP
AUSTIN, Texas (July 18, 2014) - The Voting Shareholder of EZCORP, Inc., a leading provider of easy cash solutions for consumers, today announced, effective immediately, the appointment of Lachlan P. Given as a director and non-Executive Chairman of the Board, and the removal of Paul Rothamel as Director, President and Chief Executive Officer, William Love as Chairman and Joseph Beal as Director. The actions were taken by MS Pawn Corporation, which is the Voting Shareholder and the beneficial owner of 100% of EZCORP’s outstanding Class B Voting Common Stock, which it has owned since the Company was listed on NASDAQ in 1991. Phillip Ean Cohen owns 100% of the Voting Shareholder.

Following these actions, the Board of Directors of EZCORP is comprised of four directors, including three currently serving directors, Pablos Lagos Espinosa, Santiago Creel Miranda and Charles A. Bauer. Executed shareholder consents have been delivered by the Voting Shareholder to effect the changes. The Company and the Voting Shareholder intend to announce the appointment of an Interim CEO shortly.

Mr. Given said, “The changes to the composition of the Board and management have been made to address and significantly improve the operating and financial performance of EZCORP, to strengthen corporate and regulatory governance and to realign corporate strategies in support of all shareholder interests. We are confident that EZCORP will now be able to capitalize more effectively on its growth opportunities and return to creating significant value for its shareholders.”

Mr. Given continued, “I look forward to working with and expanding the Board and management team of EZCORP in order to achieve its full potential. As representatives of all EZCORP shareholders, the Board will refocus on guiding and overseeing the execution of the Company’s corporate strategy in order to pursue existing and emerging domestic and global opportunities in specialty finance and non-standard banking.”

Mr. Given noted that Madison Park, LLC, a business and financial advisory firm, is not seeking the reinstatement of the advisory service arrangement with EZCORP at this time.

The Voting Shareholder also today announced the amendment of the Company’s bylaws. Additional information regarding the bylaw amendments will be filed with the Securities and Exchange Commission on Form 8-K.

Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to the Voting Shareholder.

About Lachlan P. Given

Lachlan P. Given is a member of the board of directors of The Farm Journal Corporation, a 134 year old pre-eminent US agricultural media company. He is also on the boards of: Senetas Corporation Limited (ASX: SEN), the world’s leading developer and manufacturer of certified, defense‐grade encryption solutions; CANSTAR Pty Ltd, the leading Australian financial services ratings and research firm; and RateCity.com Pty Ltd, one of Australia's largest Internet based financial services comparison organizations.

Mr. Given began his career working in the investment banking and equity capital markets divisions of Merrill Lynch in Hong Kong and Sydney, Australia, where he specialized in the origination and execution of a variety of M&A, equity and equity-linked and fixed income transactions. Mr. Given currently serves as a consultant to Madison Park LLC, and has also served as a consultant to EZCORP and Cash Converters International Limited (CCV.ASX)(“Cash Converters”), an affiliate of EZCORP.

Mr. Given graduated from the Queensland University of Technology with a Bachelor of Business majoring in Banking and Finance (with distinction).

About EZCORP

EZCORP, Inc. is a leader in delivering easy cash solutions to its customers across channels, products, services and markets. With approximately 7,500 team members and approximately 1,400 locations and branches, EZCORP provides its customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom. The Company offers these products through four primary channels: in-store, online, at the worksite and through mobile platforms. At its pawn and buy/sell stores and online, EZCORP also sells merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of payroll deduction loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The Company also has a significant investment in Cash Converters, which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.

For the latest information on EZCORP, please visit the Company’s website at: http://investors.ezcorp.com/.

Forward-Looking Statements

This announcement contains certain forward-looking statements regarding the Company’s expected operating and financial performance for future periods. These statements are based on the Company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of EZCORP’s customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the Company’s services and merchandise. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.

Contact:
Joele Frank / Tim Lynch / Joe Snodgrass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449